Exhibit 99.1
Marlin Midstream Partners, LP Reports Fourth Quarter and Full Year 2014 Financial Results & 2015 Guidance
Dallas, March 10, 2015 -- Marlin Midstream Partners, LP (NASDAQ: FISH) (“Marlin”), announced financial results for the fourth quarter and full year 2014.
Full Year 2014 Highlights

•	Adjusted EBITDA for full year 2014 increased 103% over full year 2013 to $34.2 million

•	Distributable Cash Flow for full year 2014 increased 144% over 2013 to $31.6 million

•	Marlin paid its fourth quarter distribution of $0.365, or $1.46 annually, on February 11, 2015

•	The annualized fourth quarter distribution was an increase of 4% from 2013, and the distribution coverage ratio was 1.22x for full year 2014
Adjusted EBITDA for the fourth quarter 2014 was $7.7 million, a decrease of $0.8 million, compared to adjusted EBITDA of $8.5 million for the fourth quarter 2013. For full year 2014, adjusted EBITDA was $34.2 million compared to adjusted EBITDA of $16.9 million for full year 2013. The decrease in Adjusted EBITDA for the fourth quarter 2014 was primarily due to lower gross margin from our gathering and processing segment as a result of reduced liquids recoveries and higher general and administrative costs, partially offset by higher gross margin from our logistics segment and lower operations and maintenance costs. The increase in Adjusted EBITDA for full year 2014 was due to higher gross margin in both gathering and processing and logistics segments offset by an increase in general and administrative costs as we continued to invest in our business.

Distributable cash flow (“DCF”) for the fourth quarter 2014 was $7.1 million, or $0.40 per limited partner unit, a decrease of $0.5 million compared to DCF of $7.6 million for the fourth quarter 2013. For the full year 2014, DCF was $31.6 million, or $1.79 per limited partner unit, compared to DCF of $13.0 million for the period from July 31, 2013 to December 31, 2013, the first applicable periods in which distributions were paid. Marlin declared and paid a cash distribution for the fourth quarter 2014 in the amount of $0.365 per unit, or $1.46 annually, which is a 4% increase over the annualized fourth quarter 2013. The distribution coverage ratio for the fourth quarter 2014 and full year 2014 was 1.08x and 1.22x, respectively.

Reconciliations of the non-GAAP financial measures adjusted EBITDA and DCF to net income, the most directly comparable GAAP financial measure, are provided at the end of this press release.

Net income was $4.5 million for the fourth quarter 2014 compared to net income of $4.4 million for the fourth quarter 2013. Net income was $22.1 million for full year 2014 compared to net income of $1.2 million for full year 2013.
Business Highlights
Sale of General Partner Interest and Contribution of Legacy Gathering System

On February 27, 2015, Marlin announced the successful completion of the contribution of the Legacy gathering system from Azure Midstream Energy, LLC (“Azure”) for $162.5 million in consideration. In separate transactions, Azure acquired (i) 100% of Marlin Midstream GP, LLC, Marlin’s general partner, (ii) 90% of Marlin Midstream GP, LLC’s incentive distribution rights in Marlin, and (iii) an option to acquire 20% of NuDevco Midstream Development, LLC’s (“NuDevco”) 10.7 million limited partnership units in Marlin.

The transformative combination of Azure’s substantial dropdown inventory, as well as Azure’s contribution of its Legacy gathering system into Marlin’s existing midstream assets creates a diverse platform of midstream services and establishes Marlin as one of the largest gathering and processing systems in the horizontal Cotton Valley play in east Texas and north Louisiana. Marlin is now comprised of 723 miles of high-and-low pressure gathering lines, 260 MMcf/d of processing capacity, 20,000 BBls/d of NGL takeaway capacity, and three crude oil transloading facilities.

Marlin’s new President and Chief Executive Officer, I.J. “Chip” Berthelot, II said, “We are excited to complete the transaction between Azure and Marlin. We are in the midst of executing on integration of the companies and combining Marlin's new and efficient processing assets with Legacy’s expansive gathering footprint.” Mr. Berthelot continued, “The enhanced scale of the new MLP will allow us to pursue both cost and commercial synergies at a faster pace and more competitively, thus maximizing greater value from the combined assets.”

Additional Financial and Operating Highlights

Upon closing of the transactions, Marlin extended its Transloading Service Agreements and the minimum volume commitments associated with its Transloading Services Agreement with Associated Energy Services, LP ("AES"), an affiliated party. These services agreements are extended until February 27, 2020, or five years from the date of the amendment. In addition, effective October 1, 2014, AES elected to increase its minimum volume commitment under our fee-based gas gathering and processing agreement to 100 MMcf/d from 80 MMcf/d.

Marlin completed construction of its Longtail pipeline in March 2014 and the common inlet header between the Panola 1 and Panola 2 Processing Plants in May 2014 for a total combined cost of $5.2 million. The combined projects created greater margin optimization by maximizing value of inlet gas for processing.

Segment Results

Gathering & Processing Segment

Gross margin for the gathering and processing segment for the fourth quarter 2014 was $9.4 million, a decrease of $0.9 compared to gross margin of $10.3 million for the fourth quarter 2013. Gross margin for the gathering and processing segment for full year 2014 was $42.6 million, an increase of $9.5 million compared to gross margin of $33.1 million for full year 2013. Gas volumes processed was 185 MMcf/d and 203 MMcf/d for the fourth quarter 2014 and full year 2014, respectively, compared to 218 MMcf/d and 219 MMcf/d for the prior year periods, respectively.

Logistics Segment

Gross margin for the logistics segment for the fourth quarter 2014 was $4.2 million, an increase of $0.7 million compared to gross margin of $3.5 million for the fourth quarter 2013. Gross margin for the logistics segment for full year 2014 was $15.3 million, an increase of $9.5 million compared to gross margin of $5.8 million for full year 2013. Logistics segment provided 22,567 BBls/d and 20,473 BBls/d in transloading services during the fourth quarter 2014 and full year 2014, respectively, compared to 18,980 BBls/d and 18,980 BBls/d in the prior year periods, respectively.

Capital Management

On February 27, 2015, Marlin entered into a restructured and expanded credit facility that provides for enhanced liquidity and improved access to capital for accretive development and acquisition opportunities. The new $250 million revolving credit facility includes a syndicate of nine banks led by Wells Fargo Bank, N.A. as administrative agent with Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and SG Americas Securities, LLC as joint lead arrangers and has a maturity date of February 27, 2018.

As of December 31, 2014, Marlin had availability of $39.0 million and outstanding borrowings of $11.0 million associated with its existing revolving credit facility. As of December 31, 2014, Marlin had cash and cash equivalents of $2.6 million.

Capital expenditures for full year December 31, 2014 was $8.5 million, of which $1.4 million were related to maintenance capital expenditures and $7.1 million were related to expansion capital expenditures.

2015 Financial Guidance

The following projections for 2015 are based on management's current estimates and assumptions including producer and customer forecasts and are subject to risks and uncertainties. Please see the "Forward Looking Statements" at the end of the press release.

Marlin is targeting 2015 DCF of $1.65 - $1.80 per unit, an 18% increase from the mid-point range. We expect to realize a financial impact from the synergies of approximately $3.0 million to $5.0 million by the end of 2015. The savings are expected to be realized through the alignment of assets to maximize commercial and operating efficiencies, and corporate expense consolidation. Marlin’s 2015 financial guidance excludes the effect of any potential third party acquisitions or drop down transactions with Azure.

MARLIN MIDSTREAM PARTNERS, LP
SELECTED BALANCE SHEET DATA
(Unaudited)
(In Thousands, except unit amounts)

	December 31,
	2014	2013
Selected Balance Sheet Data:
Cash and cash equivalents	$2,603	$3,157
Total assets	171,838	174,142
Long term debt	11,000	4,000
Total partners' capital	154,430	160,550

Marlin Midstream Partners, LP Partners' Capital:
Limited partner units outstanding	17,703,793	17,449,090

MARLIN MIDSTREAM PARTNERS, LP
SELECTED STATEMENTS OF OPERATIONS DATA
(Unaudited)
(In Thousands, except per unit amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Total Operating Revenues	16,746	16,108	75,228	52,860
Cost of natural gas, NGLs and condensate revenue	3,138	2,312	17,348	13,999
Operation and maintenance	3,782	3,895	16,231	16,253
General and administrative	2,120	1,432	7,358	5,728
Non-cash equity based compensation expense	442	1,728	1,963	3,012
Depreciation expense	2,249	2,105	8,817	8,197
Loss on disposals of equipment	—	—	60	—
Total Operating Expenses	11,731	11,472	51,777	47,189
Operating income	5,015	4,636	23,451	5,671
Interest expense, net of amounts capitalized and loss on derivatives	217	178	766	4,397
Net income before tax	4,798	4,458	22,685	1,274
Income tax expense	278	53	553	88
Net income	$4,520	$4,405	$22,132	$1,186

Net income	$4,520	$4,405	$22,132	$7,190
Less: East New Mexico Dropdown net income prior to acquisition	—	—	(160)	—
Less: general partner interest in net income	(90)	(88)	(435)	(144)
Limited partner interest in net income	$4,430	$4,317	$21,537	$7,046

Net income per limited partner unit - basic	$0.25	$0.24	$1.23	$0.40
Net income per limited partner unit - diluted	$0.25	$0.24	$1.21	$0.39

The following table presents a reconciliation of the non-GAAP financial measure of adjusted EBITDA and distributable cash flow to the GAAP financial measure of net income.

	Quarter Ended December 31,		Years Ended December 31,		For the period from July 31, 2013 to December 31,
	2014	2013	2014	2013	2013
	(Unaudited) (In Thousands)
Net income	$4,520	$4,405	$22,132	$1,186	$7,190
Interest expense, net of amounts capitalized and gain/loss on interest rate derivatives	217	178	766	4,397	352
Income tax expense	278	53	553	88	60
Non-cash equity based compensation	442	1,728	1,963	3,012	3,012
Depreciation expense	2,249	2,105	8,817	8,197	3,425
Adjusted EBITDA	$7,706	$8,469	$34,231	$16,880	$14,039
Less:
Maintenance capital expenditures	(183)	(649)	(1,384)		(782)
Cash interest expense	(158)	(130)	(510)		(215)
Income tax expense	(278)	(53)	(553)		(60)
Other	—	—	(160)		—
Distributable cash flow	$7,087	$7,637	$31,624		$12,982

DCF per limited partner unit	$0.40	$0.44	$1.79		$0.74
Distributions to limited partners	$6,462	$6,107	$25,514		$10,121
Distributions per limited partner unit	$0.365	$0.350	$1.44		$0.58
Distribution coverage ratio	1.08x	1.23x	1.22x		1.26x

MARLIN MIDSTREAM PARTNERS, LP
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In Thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Gathering and Processing Segment
Revenues	$12,523	$12,617	$59,926	$47,052
Cost of revenues	3,138	2,312	17,348	13,999
Gross Margin	9,385	10,305	42,578	33,053
Operating expenses	5,334	5,562	22,925	23,814
Gas volumes (MMcf/d)	185	218	203	219

Logistics Segment
Revenues	$4,222	$3,492	$15,302	$5,808
Gross Margin	4,222	3,492	15,302	5,808
Operating expenses	695	73	2,183	636
Transloading volumes (BBls/d)	22,567	18,980	20,473	18,980

Fourth Quarter and Full Year 2014 Conference Call and Webcast

Marlin will host a conference call to discuss fourth quarter and full year 2014 results at 10:00 am CT (11:00 am ET) on March 10, 2015.

Interested parties can listen to a live webcast of the call from the Events & Presentations page of the Marlin Investor Relations website at http://investor.marlinmidstream.com/events.cfm. An archived replay of the webcast will be available for 12 months following the live presentation.

The call can be accessed live over the telephone by dialing 1-877-815-2357, 1-330-968-0354 for international callers. The conference ID for the call is 98877911. A telephonic replay of the call will be available for 7 days and can be accessed by dialing 1-855-859-2056 or 1-404-537-3406 for international callers, with conference ID number 98877911.
About Marlin Midstream Partners, LP

Marlin is a fee-based, growth oriented Delaware limited partnership formed to develop, own, operate and acquire midstream energy assets. Marlin currently provides natural gas gathering, transportation, treating and processing services, NGL transportation services and crude oil transloading services. Headquartered in Dallas, Texas, Marlin's assets include 723 miles of gathering lines in the horizontal Cotton Valley plays located in east Texas and north Louisiana, two natural gas processing facilities located in Panola County, Texas, a natural gas processing facility located in Tyler County, Texas, two NGL transportation pipelines that connect its Panola County and Tyler County processing facilities to third party NGL pipelines and three crude oil transloading facilities containing six crude oil transloaders.

www.marlinmidstream.com

About Azure Midstream Energy, LLC

Azure is a midstream company with a focus on owning, operating, developing and acquiring midstream energy infrastructure in core producing areas in the United States. Azure owns 100% of Marlin Midstream GP, LLC, Marlin’s general partner, and 90% of the incentive distribution rights in Marlin. In addition to its ownership of Marlin, Azure provides natural gas gathering, compression, treating and processing services in north Louisiana and east Texas in the prolific Haynesville and Bossier Shale formations.

www.azuremidstream.com

Use of Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA and distributable cash flow each of which are non-GAAP financial measures. We define gross margin as total revenues less cost of natural gas, NGLs and condensate revenues. We define adjusted EBITDA as net income (loss) before interest expense (net of amounts capitalized) or interest income, plus income tax expense, depreciation expense, equity based compensation expense, gains or losses on derivative instruments and certain non-recurring expenses. We define distributable cash flow as adjusted EBITDA plus cash interest income, less cash interest paid and maintenance capital expenditures. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non- GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate revenues, income or cash flow or to make distributions are forward-looking statements. The forward-looking statements in this press release include statements regarding Marlin and its affiliates, including statements about (1) the benefits of the recent transactions described herein, including Marlin’s ability to successfully make future acquisitions, to maintain or increase future distributions, and to capitalize on certain commercial and operational synergies, (2) future expectations and projections of results of operations or financial condition and (3) the anticipated financial performance of Marlin for the fiscal year 2015. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations of Marlin may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Marlin's ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future, including, among others, conditions in the capital and credit markets; the ability to achieve synergies and revenue growth; national, international, regional and local economic, competitive and regulatory conditions and developments; technological developments; inflation rates; interest rates; the political and economic stability of oil producing nations; energy markets; commodity prices; weather conditions; environmental conditions; business and regulatory or legal decisions; the timing and success of business development efforts; terrorism; and other uncertainties. In addition, an extensive list of specific material risks and uncertainties affecting Marlin is contained in its 2013 Annual Report on Form 10-K, as amended, and in our other public filings and press releases. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on Marlin's results of operations or financial condition. Because of these uncertainties, you are cautioned not to put undue reliance on any forward-looking statement.

Investor Contact:
Marlin Midstream Partners, LP
Eric T. Kalamaras - Chief Financial Officer
(214) 206-9499